Exhibit 10.1

October 27, 2004

Martha Warren, PresidentThe
LTC Exchange, Ltd.55
Madison Avenue, Suite 120Morristown,
New Jersey 07960

Dear Ms. Warren:

This letter will confirm, in writing, the terms of our agreement and mutual understanding regarding the exclusive marketing arrangement between Penn Treaty Network America Insurance Company for itself and on behalf of its affiliated insurance companies (hereinafter collectively referred to as “PTNA”) and The LTC Exchange, Ltd. (“LTCX”), a Colorado corporation. This Letter of Agreement (“LOA”) is intended to summarize the principal terms and conditions upon which PTNA and LTCX have agreed thus far, and shall serve as the basis for further discussion as PTNA and LTCX work toward a more definitive agreement. If the parties fail to execute a definitive agreement within sixty (60) days of the date of this LOA, the LOA shall serve as the definitive agreement. The principal terms and conditions of this LOA are as follows:

1.	Relationship between LOA and FMOII. This LOA shall amend and supplement the terms of the Field Marketing Organization II contract and commission schedules as entered into by the parties on this date (“FMOII”). (A copy of the FMOII contract and age-graded commission schedules pursuant to the Master FMO hierarchy structure is attached hereto as Exhibit A.) The FMOII shall replace the previous FMO contract entered into by the parties, and any compensation payable to LTCX pursuant to the FMOII shall not be retroactive and shall apply only to new business submitted and issued after the effective date of the FMOII. In the event of any inconsistency between this LOA and the FMOII, the LOA shall control. In all other respects, the FMOII shall be fully binding.

2.	Description of Marketing Arrangement. The Marketing Arrangement shall consist of the following:

a.	Ramp Up Period. The ramp-up period shall commence on the date of execution of this LOA and continue for a period of one hundred twenty (120) days after the LOA execution date (“Ramp Up Period”).

i.	During the Ramp Up Period, LTCX shall not have any minimum production requirements for newly issued long-term care insurance (“LTCi”) business, and all of the following must be accomplished:

o	It is understood and agreed that the PTAdvantage web site has been reviewed and pre-approved in writing by PTNA. It is further understood and agreed to by LTCX that any and all changes to the web site must be reviewed and pre-approved in writing by PTNA; and

o	It is understood and agreed that all FMO recruiting advertisements have been reviewed and pre-approved in writing by PTNA. It is further understood and agreed to by LTCX that any new FMO recruiting advertisements, and any and all changes to any previously approved FMO recruiting advertisements, must be reviewed and pre-approved in writing by PTNA; and

o	LTCX must have successfully recruited and appointed twenty of its established FMO agencies with PTNA.

ii.	At the expiration of said Ramp Up Period, PTNA and LTCX shall meet to review LTCX’s compliance with the requirements set forth in this Paragraph 2(a). iii. During the Ramp Up Period, LTCX shall be compensated as set forth in paragraphs 3(b) below.

b.	Exclusive Relationship. During the Ramp Up Period, and for the term of three (3) years commencing on the day after the Ramp Up Period terminates, subject to the validation conditions set forth herein (the “Term”), LTCX will serve as PTNA’s Master FMO. As such, LTCX shall have the exclusive right to recruit Field Marketing Organizations (“FMO’s”) nationwide to become contracted and appointed with PTNA. LTCX shall also have the exclusive right (subject to the Marketing Arrangement Exceptions in Section 2(f) below) to recruit insurance agents and agencies with a first-year commission structure of 80% and above (“Agents/Agencies”) nationwide to become contracted and appointed with PTNA. In accordance with the terms of the FMOII, LTCX shall be responsible for training and supervising all of the FMO’s and Agents/Agencies that it recruits.

o	During the Ramp Up Period and the Term, PTNA agrees to direct all inquiries from prospective FMO’s and Agents/Agencies to LTCX. LTCX agrees that it will refer all inquiries from prospective Agents/Agencies to an appointed FMO in LTCX’s hierarchy that is located in close proximity to the prospective Agent.

c.	Boot Camps. During the Ramp Up Period and the Term, LTCX may conduct FMO training sessions at PTNA’s home office located in Allentown, Pennsylvania (“Boot Camps”). Boot Camps shall be conducted subject to the following terms and conditions:

o	Each Boot Camp session will last two (2) days;
o	A minimum of fifteen (15) FMO’s and a maximum of thirty (30) FMO’s will attend each Boot Camp session;
o	Each Boot Camp session will be conducted by qualified and experienced long-term care insurance professionals furnished by LTCX; and
o	Each Boot Camp session will include, but shall not be limited to, training regarding Insurance IQ, PTAdvantage, LTCX’s marketing protocol, and PTNA’s products and underwriting.

d.	Marketing Protocol. During the Ramp Up Period and the Term, LTCX shall utilize www.ptadvantage.info, a web-based marketing protocol, or a substantially similar web-based marketing protocol. (A copy of all screens of the PTAdvantage web site is attached hereto as Exhibit B.) The marketing protocol shall be subject to and require the prior written approval of both parties, which approval shall not be unreasonably withheld. The parties agree that the marketing protocol shall utilize, among other things, LTCX’s proprietary programs such as Sales Acceleration System (a fully automated agent follow-up protocol), LTCi Policy Tracker (a system that facilitates policy issue and commission payments through application categorization), and the Underwriting Questionnaire. The parties understand and agree that only LTCX, or FMO’s and Agents/Agencies appointed through LTCX’s Master FMO hierarchy, shall be permitted to utilize the PTAdvantage protocol and the Underwriting Questionnaire, or any similar programs.

e.	Case Protection. It is understood and agreed that all prospective FMO’s and Agents/Agencies who receive quotes from PTNA through the Underwriting Questionnaire shall receive 90-day “case protection” for that particular applicant from the date of submission. LTCX shall maintain an automated system, and shall, at no expense to PTNA, provide PTNA access to such system, in order to track such protected cases

f.	Marketing Arrangement Exceptions. It is specifically understood and agreed to by LTCX that the following individuals and business entities are excepted from this marketing arrangement (i.e. neither these individuals, business entities, nor their respective hierarchies will be placed under LTCX’s hierarchy, nor will LTCX receive commissions thereon). The Marketing arrangement exceptions are as follows:

o	All FMO’s appointed with PTNA as of the date of execution of this LOA. The parties intend that the marketing arrangement that is the subject of this LOA shall be independent of PTNA’s current FMO sales’ recruiting and marketing model.

o	All FMO’s negotiating with PTNA as of the date of execution of this LOA who are appointed with PTNA within sixty (60) days from said date. (A list of those FMO’s currently negotiating with PTNA is attached hereto as Exhibit C.)

o	All manufacturers, vendors and/or insurers with which PTNA has an existing strategic alliance, or with which PTNA may enter into a strategic alliance at any time in the future.

g.	Non-Competition. During the Ramp Up Period and the Term, and for a period of two and one half years after the termination of this LOA, PTNA agrees that it will not develop or utilize any marketing protocol that is substantially similar to the PTAdvantage program, except for pursuant to the terms of the LOA. Additionally, during the Ramp Up Period and the Term and for a period of two and one half years after the termination of this LOA, LTCX agrees that it shall not permit, nor enter into any agreements which permit any other LTCi carriers to utilize PTAdvantage (or any other marketing protocol that is substantially similar to the PTAdvantage program) for purposes of recruiting sales agents to market LTCi business.

3.	Compensation.

a.	Overall Structure. Payment of compensation to LTCX as a Master FMO as described herein shall be as follows:

o	LTCX’s total compensation hereunder will include payment of commissions, as well as compensation for sales of policies and for PTNA’s use of LTCX’s marketing services as described more fully in Paragraph 2. Such compensation is payable based on premiums accepted or received by PTNA for LTCi policies issued pursuant to applications submitted by LTCX, and FMO’s and Agents/Agencies appointed through LTCX’s hierarchy. Compensation shall be adjusted on a monthly basis to reflect policies that have been refunded or cancelled.

o	It is understood and agree that all restricted shares of PTA Common Stock shall bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT; (II) IN COMPLIANCE WITH RULE 144; OR (III) AFTER RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PENN TREATY AMERICAN CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

b.	Ramp Up Period. During the Ramp Up Period, LTCX’s total compensation as a Master FMO shall be as set forth below:

o	For New Business. One hundred twenty-seven and one-half percent (127.5%) of LTCX’s total monthly new business premium, which will be paid in two parts as follows:

o One hundred seven and one half percent (107.5%) will be paid by check on a monthly basis; and o Twenty percent (20%) will be paid in restricted shares of common stock of PTNA’s parent company, Penn

Treaty American Corporation (“PTA”) (NYSE: PTA), which will be issued to LTCX within ten (10) business days after the close of each month. The number of shares issued will be based on a per share value equal to the average of the reported closing prices of such PTA stock on the NYSE during the month in which the applicable LTCi business was issued.

o	For Renewal Business. Ten percent (10%) of LTCX’s total monthly renewal business premium shall be paid to LTCX by check on a monthly basis.

c.     Term. During the Term, LTCX’s total compensation as a Master FMO shall be as set forth below: o For New Business. Up to one hundred twenty-seven and one-half percent (127.5%) of LTCX’s total monthly new business premium, which will be paid in two parts as follows:

o One hundred seven and one half percent (107.5%) will be paid by check on a monthly basis; and o Ten percent (10%) will be paid in restricted shares of PTA common stock, which will be issued to LTCX within ten (10) business days after the close of each month. The number of shares issued will be based on a per share value equal to the average of the reported closing prices of such PTA stock on the NYSE during the month in which the applicable LTCi business was issued.

o	For Renewal Business. Ten percent (10%) of LTCX’s total monthly renewal business premium shall be paid to LTCX by check on a monthly basis.

o	Additional Shares of PTA Common Stock. During the Term, LTCX shall be eligible to receive additional restricted shares of PTA Common Stock as follows, subject to the conditions set forth below:

o	If LTCX produces $6,000,000 (six million dollars) or more of issued and annualized new business LTCi premium during the first six (6) months of the Terms or any subsequent, consecutive six (6) month period of the Term, LTCX will receive ten percent (10%) of the total aggregate new business premium produced by LTCX during said six (6) month period in additional restricted shares of PTA common stock. It is understood and agreed that each respective six (6) month period shall stand on its own and shall not overlap or be combined with any other six (6) month period. The additional shares of PTA stock will be issued to LTCX approximately ten (10) days after the expiration of the applicable six (6) month period. The number of shares issued will be based on a per share value equal to the average reported closing prices of such PTA stock on the NYSE during the six (6) month period in which the applicable LTCi business was issued.

o	If, at the expiration of the first six (6) month period described above, and at the expiration of each of the remaining six (6) month periods of the Term, LTCX has produced less than $6,000,000 (six million dollars) of issued and annualized new business LTCi premium during the applicable six (6) month period, LTCX shall receive a prorated portion of the additional shares described above. [i.e. if LTCX has produced $3,000,000 (three million dollars) of issued and annualized new business LTCi premium at the end of the applicable six (6) month period, LTCX shall receive additional shares of PTA stock based on the value of five percent (5%) of the total aggregate new business premium produced by LTCX during said six (6) month period.] It is understood and agreed that each respective six (6) month period shall stand on its own and shall not overlap or be combined with any other six (6) month period.

    4.        Validation Production Requirements and Exclusive Relationship.

a.	LTCX acknowledges and agrees that it must meet each of the production requirements set forth below (“Validation Production Requirement”) in order for LTCX to retain its exclusive Master FMO status with PTNA:

o Ramp Up Period Plus First Year of Term:

LTCX shall achieve a Validation Production Requirement of $5,000,000 (five million dollars) of issued and annualized new business LTCi premium during the sixteen month period comprised of the Ramp Up Period and the first year of the Term (“First 16 Months; and

o Second Year of Term:

LTCX shall achieve a Validation Production Requirement of $7,500,000 (seven and one half million dollars) of issued and annualized new business LTCi premium during the second year of the Term; and

o Third Year of Term:

LTCX shall achieve a Validation Production Requirement of $9,375,000 (nine million, three hundred seventy-five thousand dollars) of issued and annualized new business LTCi premium during the third year of the Term.

b.	On a monthly basis, the parties shall meet to review the following:

i.	Production, quality of Agents/Agencies recruited, quality of service rendered by LTCX and its recruited FMO’s and Agents/Agencies, quality of business submitted by LTCX and its recruited FMO’s and Agents/Agencies, persistency/lapsation rates, status of advertising, recruitment status, boot camps (successes, attendance, issues, etc.).

ii.	Persistency/Lapsation Rates. LTCX agrees to use its best efforts to conserve policies and to help maintain reasonable persistency of all business produced through LTCX.

c.	If LTCX fails to meet the Validation Production Requirements as set forth in Section 4(a), PTNA may, within thirty (30) days after any such failure and in its sole discretion, terminate LTCX’s exclusive Master FMO appointment. In such case, the parties agree that the compensation structure set forth in this LOA shall cease to apply and LTCX shall be paid in accordance with LTCX’s FMOII contract and age-graded commission schedules (Exhibit A) for all new business submitted and issued after the termination date, except that LTCX’s renewal commission shall be 15.5%, and LTCX’s first year commission shall be 103%. (A copy of such modified commission schedule is attached hereto as Exhibit E.)

d.	To the extent that any action taken by PTNA or any regulator, or any other action reasonably outside the control of LTCX, reasonably impairs LTCX’s ability to meet the Validation Production Requirements, LTCX shall not be required to meet the Validation Production Requirements and shall continue as the exclusive Master FMO.

e.	In the event of termination of the exclusive Master FMO appointment, all FMO’s and Agents/Agencies appointed under this LOA shall remain under LTCX’s hierarchy for commission purposes. Any change in compensation to LTCX shall not be retroactive and shall apply only to new business submitted and issued after the termination date.

5. Marketing Expenses. LTCX shall be responsible for all expenses, fees and taxes incurred in the conduct of its business performed on behalf of PTNA except that PTNA shall be responsible for providing adequate facilities for Boot Camps and for paying for reasonable food and lodging expenses for FMO’s and Agents/Agencies who attend Boot Camps. It is the understanding of the parties that FMO’s and Agents/Agencies attending Boot Camp shall be responsible for their own travel expenses to and from Boot Camp.

      6. Company Name and Other Property.

a.	All names, logos, symbols, trademarks, trade names and service marks of PTNA and LTCX, whether presently existing or hereafter established, are the sole property of the respective parties. Each party retains the right to the use and control of any such names, logos, symbols, trademarks, trade names and service marks. Each party also reserves any rights it has to control and use the names, logos, symbols, trademarks, trade names or service marks of its affiliates. Except as otherwise expressly provided herein, neither party shall use any of the other party’s names, logos, symbols, trademarks, trade names, or service marks, or such names, logos, symbols, trademarks, trade names or service marks as such other party has rights to, for any reason or in any manner whatsoever, including but not limited to, advertising or promotional materials, or otherwise, without the prior written consent of the other party. Any use by a party, without the prior written approval of the other party, of the names, logos, symbols, trademarks, trade names or service marks of such other party or of such names, logos, symbols, trademarks, trade names or service marks as such other party has rights to, shall cease immediately upon the earlier of written notice by such other party or termination of this LOA. Each party reserves the right to withdraw at any time any approval previously given to the other party to use its names, logos, symbols, trademarks, trade names, or service marks, or such names, logos, symbols, trademarks, trade names or service marks as it has rights to.

b.	Upon termination of this LOA, it is expressly agreed that PTNA shall be permitted to continue to utilize the name PTAdvantage in its operations, so long as LTCX continues to receive any compensation due to LTCX from PTNA pursuant to the terms of this LOA and the FMOII contract.

7.	Termination. The exclusive marketing arrangement established hereunder shall automatically terminate on the earlier of the end of the Term and the date on which LTCX’s FMOII Contract with PTNA is terminated, or as otherwise set forth in this LOA.

8.	Announcements. Subject to the requirements of law, any news releases or other announcements by any party pertaining to this letter shall be approved in writing by all parties prior to release. The parties shall keep the existence of this letter and its contents confidential, except as may be necessary to comply with applicable law. Notwithstanding the foregoing, the parties understand that PTNA’s parent company, PTAC, is a publicly traded company and, as such, PTAC and/or its affiliates may be required to disclose this transaction and the terms thereof by issuance of a press release or a filing with the SEC. To the extent possible, PTAC will give LTCX prior notice of, and an opportunity to review and approve such disclosure.

9.	Promotional Materials. Neither party shall use any of the other party’s materials, advertising, press releases, publicity matters or other promotional materials without the prior written approval of an officer of the other party.

10.	General Provisions. This LOA and the FMOII represent the entire understanding between the parties with respect to the subject matter hereof and except as otherwise set forth herein, supersede all prior communications, agreements and understandings relating thereto, whether oral or written. The terms and conditions of this LOA may not be modified, amended, or waived, except by a written instrument duly executed by the president of each party, which states that it amends this LOA. In addition, this LOA may not be assigned by either party without the prior written consent of the president of the other, which consent shall not be unreasonably withheld. Any attempted assignment in violation of the foregoing shall be null and void. This LOA shall be governed in all respects by the domestic laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law. The parties agree that venue shall be proper in Lehigh County, Pennsylvania. If any provision contained in this LOA is deemed unlawful or unenforceable, such provision (or the relevant portion thereof) shall be stricken from this LOA to the extent of such illegality or unenforceability, and the remainder of such provision (if applicable) and the other remaining provisions of this LOA shall remain and continue in full force and effect. Failure to enforce any provision of this LOA shall not constitute nor be construed to be a waiver of any term hereof. A waiver by either party of any covenant to be performed or of any breach shall not constitute nor be construed to be a waiver of any other covenant or any subsequent breach. All rights and remedies provided for in this LOA shall be cumulative and in addition to and not in lieu of any other rights or remedies available to either party at law, in equity or otherwise.

11.	Mediation. In the event that any material controversy or dispute arises between the parties with respect to the enforcement or interpretation of this LOA, or with respect to any of the transactions contemplated hereby, LTCX and PTNA shall use their best efforts and due diligence to resolve the matter by negotiation. LTCX and PTNA shall refer any matter that cannot be so resolved to nonbinding mediation before a disinterested third party mediator selected jointly by the parties. At any time during the course of negotiations and/or mediation (including at inception of the dispute), either party may by written notice to the other impose a deadline for conclusion of such mediation proceedings which shall be no less than thirty (30) days following the date of the notice (“StandStill Period”). Upon expiration of the StandStill Period, the parties shall have full resort to all available legal and equitable procedures and remedies for resolution of matters at issue. Notwithstanding the foregoing, if either party is confronted with actual or threatened loss or injury for which there is or may be no adequate remedy at law, nothing in this Paragraph 11 shall operate or be construed to prohibit immediate application to a court of competent jurisdiction for such relief as may be available in equity. This Paragraph 11 shall not operate or be construed to prohibit or delay the exercise of a party’s right to terminate this LOA under Paragraph 7. The exclusive jurisdiction for any action arising under this LOA shall be the Courts of Lehigh County, Commonwealth of Pennsylvania.

12.	Binding Agreement. This LOA shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

13.	Counterparts. This LOA may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.	Facsimile Signatures. It is agreed that signatures may be transmitted by facsimile.

15.	Headings. Captions contained in this LOA are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this LOA or any provision thereof. Similarly, the lack of a caption in no way defines, limits or extends the scope or intent of this LOA of any provision hereof.

If the terms and conditions of this Letter of Agreement are acceptable to you, and you are in agreement with said terms and conditions and intend to be legally bound thereby, please indicate your approval by signing the enclosed copy of this Letter of Agreement where indicated and return it to the undersigned by 5:00 p.m. on October 27, 2004. We are excited about the opportunities presented by our relationship with LTCX and we look forward to working closely with you toward a mutually successful business relationship.

By: PENN TREATY NETWORK AMERICA INSURANCE COMPANY

/s /William W. Hunt__________________________ Name: William W. Hunt Date: 10/28/04 Title: Pres. and CEO

Intending to be legally bound hereby, I state and represent that I have authority to enter into this Agreement on behalf of the corporation or partnership named herein. I further certify that each of the shareholders or partners personally and fully guarantee, in all respects, performance with respect to all aspects of this Agreement.

By: THE LTC EXCHANGE, LTD.

/s/ Martha Warren _____________________________ Name: Martha Warren Date: 10/27/04 Title: President

EXHIBIT A

LTCX FMO II CONTRACT AND AGE-GRADED COMMISSION SCHEDULES

EXHIBIT B

PTADVANTAGE WEB SITE SCREEN PRINTS

EXHIBIT C

FMO’S NEGOTIATING WITH PTNA

1.     John Shock (IA) 2. Irwin Cohen (IL) 3. Richard Garrett (AL) 4. Mike Stevens (TX) 5. LTCNetwork

EXHIBIT D

MODIFIED COMMISSION SCHEDULE-PARAGRAPH 4